SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ] Confidential, For use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)    Amount previously paid:
    (2)    Form, Schedule or Registration Statement No.:
    (3)    Filing Party:
    (4)    Date Filed:

                                     [LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               -- May 19, 1999 --

Dear Tangram Shareholder:

You are invited to attend the Tangram Enterprise Solutions, Inc. 1999 annual meeting of shareholders on Wednesday, May 19, 1999, at 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511 at 10:00 a.m. Eastern time. You will find directions to the meeting on the last page.

Only shareholders who owned stock at the close of business on April 6, 1999, can vote at this meeting or any adjournments that may take place. At the meeting, we will elect 8 directors, and attend to any other business properly presented at the meeting. We also will report on Tangram's 1998 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.

No admission tickets are required. If you cannot attend the meeting in person, you may listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to the website approximately fifteen minutes early to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available on its web site beginning immediately after the meeting.

Tangram's board of directors is a vital resource. No matter how many shares you hold, Tangram considers your vote important, and we encourage you to vote as soon as possible.

We have rewritten and reformatted our proxy statement to make it easier to read. We encourage you to read this document and we welcome your comments on the new format.

This proxy statement, accompanying proxy card, and 1998 annual report are being mailed to shareholders beginning April 14, 1999, in connection with the solicitation of proxies by the board of directors.

Please contact John N. Nelli, Chief Financial Officer, at (919) 653-6000 with any questions or concerns.

Sincerely,


/s/ W. Chris Jesse                                   /s/ James A. Ounsworth
-----------------------------                        ---------------------------
W. Chris Jesse                                       James A. Ounsworth
Chief Executive Officer                              Secretary

April 14, 1999

--------------------------------------------------------------------------------
                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:   Who is entitled to vote?
A: Shareholders of record as of the close of business on April 6, 1999, may vote at the annual meeting.

Q:   How many shares can vote?
A: On April 6, 1999, there were 15,786,724 shares issued, outstanding and entitled to vote. Every shareholder may cast one vote for each share owned.

Q:   What may I vote on?
A: You may vote on the election of 8 directors who have been nominated to serve on our board of directors.

Q:   How does the board recommend I vote on the proposal?
A:   The board recommends a vote FOR each nominee.

Q:   How do I vote?
A: Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

     If you sign your proxy card but do not mark any boxes showing how you wish to vote, W. Christopher Jesse, Steven F. Kuekes and Nancy M. Dunn will vote your shares as recommended by the board of directors.

Q:   What if I hold my Tangram shares in a brokerage account?
A: If you hold your Tangram shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

     o  by telephone,
     o  via the Internet, or
     o  by returning the form to your broker.

Q:   What if I want to change my vote?
A: You may change your vote at any time before the meeting by any of the following three ways:

     o notifying our chief financial officer, John N. Nelli, in writing,
     o voting in person at the meeting, or
     o submitting a proxy card with a later date.

     If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you must obtain a legal proxy from the nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:   How will directors be elected?
A: The 8 board nominees who receive the highest number of affirmative votes will be elected as directors.

Q:   Who will count the votes?
A: A representative of Tangram will count the votes and act as the judge of elections.

Q:   What does it mean if I get more than one proxy card?
A: Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent at:

[LOGO]                                                                         2

--------------------------------------------------------------------------------
                         QUESTIONS AND ANSWERS (cont'd.)
--------------------------------------------------------------------------------

         ChaseMellon Shareholder Services
         85 Challenger Road
         Ridgefield Park, NJ 07660
        (toll-free telephone 800-526-0801)

     If you provide ChaseMellon with photocopies of the proxy cards that you receive or with the account numbers that appear on the proxy cards, it will be easier for ChaseMellon to combine your accounts.

     You can also find information on transferring shares and other useful shareholder information on their website at www.chasemellon.com.

Q:   What is a quorum?
A: A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:   What is the effect if I abstain or fail to give instructions to my broker?
a: If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

     Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks and brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine such as the election of directors. Banks, brokers or other nominees will not be able to vote on other proposals considered non-routine without instructions from the shareholder. This will result in a "broker non-vote" on that matter equal to the number of shares for which they do not receive specific voting instructions.

     Broker non-votes and abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

Q:   Who can attend the meeting?
A: All shareholders are encouraged to attend the meeting. Admission tickets are not required.

Q:   What if I can't attend the meeting?
A: If you cannot attend the meeting in person, you may listen to the proceedings over the Internet through Vcall, Inc. at http://www.vcall.com. Please go to the website approximately fifteen minutes early to register and download any necessary audio software. If you cannot listen to the live broadcast, Vcall will have a replay of the meeting available at their website beginning immediately after the meeting.

Q:   Are there any expenses associated with collecting the shareholder votes?
A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:   What is a shareholder proposal?
A: A shareholder proposal is your recommendation or requirement that Tangram or our board of directors take action on a matter that you intend to present at a meeting of shareholders. However, under the proxy rules we have the ability to exclude certain matters proposed, including those that deal with

[LOGO]                                                                         3

--------------------------------------------------------------------------------
                         QUESTIONS AND ANSWERS (cont'd.)
--------------------------------------------------------------------------------

     matters relating to our ordinary business operations.

Q:   Can anyone submit a shareholder proposal?
A: To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q: If I wish to submit a shareholder proposal for the annual meeting in 2000, what action must I take?
A: If you wish us to consider including a shareholder proposal in the proxy statement for the annual meeting in 2000, you must submit the proposal, in writing, so that we receive it no later than December 9, 1999. The proposal must meet the requirements established by the SEC. Send your proposal to:

         John N. Nelli
         Chief Financial Officer
         Tangram Enterprise Solutions, Inc.
         11000 Regency Parkway
         Suite 401
         Cary, North Carolina 27511-8504

     If you wish to present a proposal at the annual meeting in 2000 that has not been included in the proxy statement, the management proxies will be allowed to use their discretionary voting authority unless notice of your proposal has been received by Tangram no later than March 15, 2000.

Q:   Who are the largest Tangram shareholders?
A: Safeguard Scientifics, Inc. beneficially owns 66.1%, W. Christopher Jesse beneficially owns 9.2%, Steven F. Kuekes beneficially owns 10.2%, and all directors and executive officers as a group beneficially own 21.2%, of Tangram common stock. At December 31, 1998, no other shareholder owned more than 5% of our common stock.

[LOGO]                                                                         4

--------------------------------------------------------------------------------
                              ELECTION OF DIRECTORS
                            Item 1 on the Proxy Card
--------------------------------------------------------------------------------

Directors are elected annually and serve a one-year term. There are 8 nominees for election this year. Seven of the nominees are currently serving as a director. Each nominee has consented to serve until the next annual meeting if elected, or until his successor is elected and qualified. You will find detailed information on each nominee below. If any director is unable to stand for election after distribution of this proxy statement, the board may reduce its size.

The board recommends a vote FOR each nominee. The 8 nominees who receive the highest number of affirmative votes will be elected as directors.

--------------------------------------------------------------------------------
Michael H. Forster                                           Director since 1997
Age 56

Mr. Forster is a partner of Internet Capital Group, an Internet operating company partnering with business-to-business e-commerce firms. From April 1994 to 1998, Mr. Forster was senior vice president of worldwide field operations for Sybase, Inc. Prior to April 1994, Mr. Forster served as president and chief executive officer of MicroDecisionWare, Inc., a company specializing in middleware solutions. In April 1994, Mr. Forster managed the merger of MicroDecisionWare into Sybase and was appointed president of Sybase's InformationCONNECT Division, the successor to MicroDecisionWare.

--------------------------------------------------------------------------------
W. Christopher Jesse                                         Director since 1993
Age 48

Mr. Jesse is the president and chief executive officer of Tangram.

--------------------------------------------------------------------------------
Steven F. Kuekes                                             Director since 1993
Age 40

Mr. Kuekes is the senior vice president and chief technology officer of Tangram.

--------------------------------------------------------------------------------
James A. Ounsworth
Age 56

Mr. Ounsworth has served as a senior vice president of Safeguard Scientifics, Inc., a company that develops and operates emerging growth information technology businesses, a position he has held since November 1995, and vice president, secretary and general counsel of Safeguard since December 1991. Previously, Mr. Ounsworth was a partner in a major Philadelphia law firm and a nuclear engineer in the United States Naval Ballistic Missile Submarine program. Mr. Ounsworth serves as a director of the Pennsylvania Ballet, Delaware Valley Corporate Counsel Association and the Philadelphia Chapter of the Naval Academy Alumni Association. Mr. Ounsworth is also a director of Owosso Corporation.

[LOGO]                                                                         5

--------------------------------------------------------------------------------
                         ELECTION OF DIRECTORS (cont'd.)
                            Item 1 on the Proxy Card
--------------------------------------------------------------------------------


John F. Owens                                                Director since 1992
Age 58

Mr. Owens is president of Solo Systems, Inc., a management consulting firm, and president of Implementation Conversion Services, Inc., a systems software services company.

--------------------------------------------------------------------------------
Charles A. Root                                              Director since 1991
Age 66

Mr. Root has served as executive vice president of Safeguard from 1986 until 1998 when he retired. Mr. Root served as vice chairman and chief executive officer of Tangram from June 1991 until August 1991, as president and chief executive officer from August 1991 to September 1993, and is currently serving as chairman of the board. Mr. Root is a director of ChromaVision Medical Systems, Inc.

--------------------------------------------------------------------------------
Carl G. Sempier                                              Director since 1992
Age 67

Mr. Sempier is a business consultant.

--------------------------------------------------------------------------------
Carl Wilson                                                  Director since 1995
Age 52

Mr. Wilson is an executive vice president and chief information officer, Marriott International, an international hospitality company. Mr. Wilson served as vice president-information resources of Georgia-Pacific Corporation, a diversified forest products company, from December 1992 to March 1997.


[LOGO]                                                                         6

--------------------------------------------------------------------------------
                  BOARD OF DIRECTORS -- ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Meetings of the Board: The Board of directors held five meetings in 1998. Each of the incumbent directors attended at least 75% of the total number of board and committee meetings of which they were members during the period in which they served as a director.

Annual and Meeting Attendance Fees: Employee directors receive no additional compensation other than their normal salary for serving on the board or its committees. Directors who are not employees of Tangram or Safeguard receive

  o $1,000 for each board meeting attended,
  o $500 for each committee meeting attended, and
  o reimbursement of out-of-pocket expenses.

Stock Options:  Directors who are not employees of Tangram or Safeguard receive:

  o a stock option to purchase 10,000 shares of Tangram common stock upon initial election to the board, and
  o service grants to purchase 2,000 shares of Tangram common stock every two years after election to the board.

Directors' initial options have a ten-year term and vest 25% each year starting on the first anniversary of the grant date. Service grants have a ten-year term and vest 50% each year starting on the anniversary of the grant date. The exercise price is equal to the fair market value of Tangram common stock on the date of grant. The maximum number of shares subject to option grants for any individual director is 20,000.

In October 1998, Mr. Owens received a grant to purchase 2,000 shares at an exercise price of $5.75 per share. In November 1998, Mr. Sempier received a grant to purchase 2,000 shares at an exercise price of $5.063 per share.

[LOGO]                                                                         7

--------------------------------------------------------------------------------
                        BOARD COMMITTEE MEMBERSHIP ROSTER
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                Audit        Compensation        Executive
--------------------------------------------------------------------------------
Meetings held in 1998             5               6                  1
--------------------------------------------------------------------------------
Michael H. Forster                                                   x
--------------------------------------------------------------------------------
John F. Owens                     x               x
--------------------------------------------------------------------------------
Charles A. Root                                                      x*
--------------------------------------------------------------------------------
Carl G. Sempier                   x*              x
--------------------------------------------------------------------------------
Carl Wilson                                       x*                 x
--------------------------------------------------------------------------------

* Chairperson

Audit: meets with our independent certified public accountants to review and approve the scope and results of audit, reviews procedures for evaluating the adequacy of our internal accounting controls, considers range of audit fees and makes recommendations to the board regarding the engagement of our independent auditors.

Executive: acts upon all matters with respect to the management of the business and affairs of Tangram, except that its authority to authorize transactions is limited to a maximum of $5 million in the aggregate between board meetings.

Compensation: reviews and approves management's recommendations for compensation paid to executive officers and administers Tangram's stock option plans.


[LOGO]                                                                         8

--------------------------------------------------------------------------------
                Stock Ownership of Directors, Executive Officers
                        and Greater Than 5% Shareholders
                               as of April 6, 1999

--------------------------------------------------------------------------------------------------------------
                                                                                        Shares
                                                                                      Beneficially
                                                                 Options                 Owned
                                             Shares            Exercisable             Assuming      Percent
                                           Beneficially         Within 60             Exercise of      of
       Name                                  Owned                 Days                 Options       Shares
---------------------------------------------------------------------------------------------------------------
Safeguard Scientifics, Inc.                10,448,738                   0              10,448,738      66.1%
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
---------------------------------------------------------------------------------------------------------------
W. Christopher Jesse                          925,212             575,000               1,500,212       9.2%
---------------------------------------------------------------------------------------------------------------
Michael H. Forster                                  0               2,500                   2,500        *
---------------------------------------------------------------------------------------------------------------
Steven F. Kuekes                            1,282,759             360,000               1,642,759      10.2%
---------------------------------------------------------------------------------------------------------------
John F. Owens                                       0              14,000                  14,000        *
---------------------------------------------------------------------------------------------------------------
Charles A. Root                                     0             150,000                 150,000        *
---------------------------------------------------------------------------------------------------------------
Carl G. Sempier                                     0              14,000                  14,000        *
---------------------------------------------------------------------------------------------------------------
Carl Wilson                                         0               8,500                   8,500        *
---------------------------------------------------------------------------------------------------------------
Nancy M. Dunn                                 156,591              90,000                 246,591       1.6%
---------------------------------------------------------------------------------------------------------------
John N. Nelli                                       0              37,500                  37,500        *
---------------------------------------------------------------------------------------------------------------
Executive officers and directors as a
group (9 persons)                           2,364,562           1,251,500               3,616,062      21.2%
---------------------------------------------------------------------------------------------------------------

*    Less than 1% of Tangram's outstanding shares of common stock

     Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except for the following shares:

     Safeguard Scientifics, Inc.  Includes shares held by Safeguard Scientifics
                                  (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its line of credit.

[LOGO]                                                                         9

Shares Owned by Directors and Officers in Parent and Subsidiary Corporations:
Safeguard Scientifics, Inc., is the parent corporation of Tangram. As of April 6, 1999, executive officers and directors of Tangram beneficially owned the following percentage of the outstanding shares of Safeguard common stock:

all officers and directors of Tangram as a group beneficially owned less than 1% of Tangram stock.

Section 16(a) Beneficial Ownership Reporting Compliance: The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, there were no late filings during 1998.


--------------------------------------------------------------------------------
                             STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

The following graph compares the cumulative total return on Tangram's common stock for the period from December 31, 1993, through December 31, 1998, with the cumulative total return on the Nasdaq Index and the peer group index for the same period.


               -----------------------------------------------------------------
                  1993       1994        1995       1996       1997       1998
               -----------------------------------------------------------------
Tangram            100        61          53         253        276       168
Nasdaq             100        98         138         170        209       293
Peer Group         100       122         183         231        285       480


1. The peer group consists of SIC Code 737-- computer programming and data processing services.

2. Tangram has historically reinvested earnings in the growth of its business and has not paid cash dividends on its common stock.

3. Assumes an investment of $100 on December 31, 1993.

[LOGO]                                                                        10

--------------------------------------------------------------------------------
                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY

Tangram's mission is to succeed in a highly competitive business and achieve maximum returns for our shareholders by:

o maintaining and increasing productivity of our channel partners,
o continuing to hold and expand market mind share for the asset tracking market, and
o continuing to simplify all aspects of our offering in the asset tracking market.

Our philosophy is to align the compensation of senior management and other employees with that mission and the long-term interests of our shareholders. This philosophy also helps us to:

o attract and retain outstanding employees who can thrive in a competitive environment of continuous change,
o promote among our employees the economic benefits of stock ownership, and
o motivate and reward employees who, by their hard work, loyalty and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of Tangram's executives consists of::

o base salary,
o annual cash incentives, and
o stock options.

Base Pay

Base pay is established initially on a subjective analysis of a combination of factors, including a review of various published salary surveys, and certain other factors including experience and achievements of the individual and the level of responsibility assumed at Tangram. Salary increases for 1998 were based on the following criteria:

o the level of achievement of financial and strategic objectives,
o individual performance and contributions to the achievement of Tangram's objectives, and
o maintaining a compensation level consistent with small high-tech, high growth companies with less than $30 million in revenues.

Mr. Jesse's 1998 base pay. Mr. Jesse's annual base salary for most of 1998 was $200,000. in December 1998, the compensation committee increased Mr. Jesse's salary to $225,000. Base pay for Mr. Jesse, determined by a subjective evaluation of the guidelines discussed above, was increased 12.5% in 1998 over the 1997 level.

Other highly compensated executives' 1998 base pay. Base pay for executives, determined by subjective consideration of the factors discussed above, was increased in December 1998, for Mr. Kuekes 11.1%, and for Mr. Nelli 28% over 1997. Ms. Dunn's base salary level has remained constant since February 1997.

Annual Cash Incentives

Annual cash incentives are intended to create an incentive for executives who significantly contribute to and influence Tangram's strategic plans and are responsible for Tangram's performance. Our primary objectives are to:

o focus executives' attention on revenue growth, profitability and asset management,
o encourage teamwork, and
o tie executives' pay to corporate performance goals consistent with long-term goals of our shareholders.

Incentives are awarded based on achievement of annual financial and/or strategic


[LOGO]                                                                        11
goals approved by the compensation committee at the beginning of the year, which goals may include target ranges of:

o revenues,
o pretax earnings,
o earnings per share,
o cash management, or
o some other objective measurement consistent with long-term goals of our shareholders.

The committee determines a range of potential incentive amounts for each executive, stated as a percentage of base salary, and based upon the executive's ability to impact Tangram's performance. Incentives are awarded at year-end based on the level achievement of the goals compared to the target ranges established. The committee in its discretion may decide to give excess awards if Tangram's performance exceeds its financial objectives.

Mr. Jesse's 1998 cash incentive. Mr. Jesse was eligible for a cash incentive for 1998 of 50% of his base salary. Two-thirds was based on his achievement of financial performance objectives and one-third was based on achievement of personal strategic goals including expanding products and market visibility, development of reseller channels and establishing relationships with other providers similar to Tangram. Mr. Jesse was awarded a cash incentive of $99,520.

Other highly compensated executives' 1998 cash incentives. The committee approved cash incentives based two-thirds on the achievement of specific financial goals and one-third on the achievement of specific personal goals determined by the committee. Targets were determined for each of Mr. Kuekes, Mr. Nelli and Ms. Dunn based on these goals. For 1998, Mr. Kuekes was awarded a cash incentive of $37,579, Mr. Nelli was awarded a cash incentive of $31,444 and Ms. Dunn was awarded a cash incentive of $37,769.

Stock Options

Stock options are intended to align the interests of executives and key employees with the long-term interests of our shareholders and other investors and to encourage executives and key employees to remain in our employ. Grants are not made in every year, but are awarded subjectively based on the following factors including:

o the achievement of Tangram's financial and strategic objectives, which may include:

   o  reaching target levels of operating results,
   o  developing strategic alliances,
   o  identifying and expanding markets,
   o  developing new products, and
   o  expanding existing market share and penetration,

o  the individual's contribution, and
o  the amount and term of options already held by the individual.

Grants may be replaced to assist eligible employees in acquiring and retaining Tangram stock. This program allows participants to receive a replacement option by certifying that:

o  the participant's stock ownership exceeds his or her ownership goal, or
o the participant is working toward achieving his or her ownership goal and has not sold and does not intend to sell more than 30% of the total number of shares acquired through exercise of options.

1998 Stock Option Awards. In January 1998, the committee granted a stock option to Mr. Nelli for 50,000 shares at an exercise price of $6.75 per share.


Submitted by the compensation committee:

Carl Wilson, Chairman
John F. Owens
Carl G. Sempier


[LOGO]                                                                        12

IRS Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to any of the individuals named in the Summary Compensation Table that is not "performance-based." To qualify as "performance-based" compensation, the compensation committee's discretion to grant incentive awards must be strictly limited. The compensation committee believes that the benefit of retaining the ability to exercise discretion under Tangram's incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the compensation committee does not currently plan to qualify its incentive compensation plans under section 162(m).


--------------------------------------------------------------------------------
                   EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS
--------------------------------------------------------------------------------

               1998 Annual Compensation for the Top Four Officers

----------------------------------------------------------------------------------------------------------------------------
                                                                                         Long-Term
                                                                                       Compensation
                                                 Annual Compensation                      Awards
                                    -----------------------------------------------------------------
                                                                                        Securities
                                                                    Other Annual        Underlying          All Other
   Name and Principal                                              Compensation      Options/SARS (#)     Compensation
        Position              Year     Salary ($)     Bonus ($)        ($)(1)                                 ($)(2)
----------------------------------------------------------------------------------------------------------------------------
W. Christopher Jesse,         1998     $202,083       $99,520            --                 --               $53,725
President and Chief
Executive Officer             1997      196,254        95,565            --                 --                45,685

                              1996      185,004        61,281            --                 --                28,652
----------------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes, Senior      1998     $136,250       $37,579            --                 --               $19,491
Vice President and Chief
Technology Officer            1997      132,501        37,838            --                 --                19,076

                              1996      125,004        41,406            --                 --                19,076
--------------------------------------------------------------------------------------------------------------------------
John N. Nelli,                1998     $127,917       $31,444            --               50,000             $   332
Senior Vice President
and Chief Financial           1997      114,681        13,598            --               50,000                 374
Officer
                              1996       --             --               --                 --                  --
--------------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn, Senior         1998     $120,000       $37,769            --                 --               $20,386
Vice President, Legal
                              1997      113,834        65,774            --                 --                16,598

                              1996       84,581        27,863            --                 --                13,232
--------------------------------------------------------------------------------------------------------------------------

Notes to Annual Compensation Table:

(1) Personal benefits do not exceed $50,000 or 10% of the total annual salary and bonus for any executive.

(2) For 1998, all other compensation includes the following:

                                      Imputed Interest on       Life Insurance
         Name                         Interest-Free,            Premiums Paid
                                      Non-Interest Loans
         -----------------------------------------------------------------------
         W. Christopher Jesse               $   51,741                $  1,984
         Steven F. Kuekes                       18,713                     778
         John N. Nelli                               0                     332
         Nancy M. Dunn                          17,027                   3,359


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

--------------------------------------------------------------------------------
                            1998 Stock Option Grants
--------------------------------------------------------------------------------

         The following table relates to options to acquire Tangram common stock, unless otherwise noted in the footnotes.

--------------------------------------------------------------------------------------------------------------------
                                                                                        Potential Realizable Value
                                                                                         At Assumed Annual Rates
                                  Individual Grants                                           Of Stock Price
                                                                                               Appreciation
                                                                                            For Option Term(1)
-------------------------------------------------------------------------------------------------------------------
                             Number of      % of Total
                             Securities      Options\
                             Underlying        SARS
                              Options/      Granted To    Exercise Or
                                SARs       Employees In    Base Price     Expiration        5%            10%
          Name             Granted (#)(2)   Fiscal Year     ($/Sh)(3)        Date           ($)           ($)
-------------------------------------------------------------------------------------------------------------------
W. Christopher Jesse             --              --             --             --       $    --        $   --
-------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes                 --              --             --             --            --            --
-------------------------------------------------------------------------------------------------------------------
John N. Nelli                  50,000           6.5%          $6.75        1/26/2008        212,300     537,900
--------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn                    --              --             --             --            --           --
--------------------------------------------------------------------------------------------------------------------

(1) These values assume that the shares appreciate at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of future stock price growth of Tangram. Executives will not benefit unless the common stock price increases above the stock option exercise price.

(2) All options are to acquire common stock. The options vest 25% beginning 12 months from the date of grant and have a term of 10 years. Options continue to vest and remain exercisable so long as the grantee is employed by Tangram. The option exercise price may be paid in cash, by delivery of previously acquired shares (under certain conditions), or same-day sales (that is, cashless exercises). The compensation committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date.

(3) All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.



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


--------------------------------------------------------------------------------
          1998 Stock Option Exercises and Year-End Stock Option Values
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                             Number Of Securities
                                                            Underlying Unexercised         Value Of Unexercised
                                                               Options/SARs             In-The-Money Options/SARs
                              Shares                       At Fiscal Year-End (#)       At Fiscal Year-End ($)(1)
                            Acquired On       Value
          Name              Exercise (#)   Realized($)    Exercisable Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------
W. Christopher Jesse             --             --            575,000           0      $  1,437,500      $     0
--------------------------------------------------------------------------------------------------------------------
Steven F. Kuekes                 --             --            360,000           0           900,000            0
--------------------------------------------------------------------------------------------------------------------
John N. Nelli                    --             --             37,500      63,500                 0            0
--------------------------------------------------------------------------------------------------------------------
Nancy M. Dunn                    --             --             90,000           0           225,000            0
--------------------------------------------------------------------------------------------------------------------

(1) Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to an option. The year-end stock price used was $4.00 for each share of Tangram common stock.

Employment Contracts; Severance and Change-in-Control Arrangements

In October 1993, Tangram entered into severance and non-competition agreements with Messrs. Jesse and Kuekes and Ms. Dunn that provide for continued health and dental benefits for up to one year and severance payments equal to one year of their respective base salaries upon termination of employment for any reason other than cause or voluntary termination. Tangram may, at its discretion, provide these benefits upon termination for cause or voluntary termination. Each officer has agreed to refrain from competing with Tangram for one year after termination during which time severance payments and health benefits would continue to be paid by Tangram.

Relationships and Related Transactions with Management and Others

Safeguard gave Tangram an unsecured revolving line of credit of up to $6,000,000. The loan is evidenced by a promissory note which bears interest at an annual rate of the prime rate plus 1%. The principal amount is due and payable thirteen months after the date of demand by Safeguard or earlier in the case of a sale of substantially all the assets of Tangram, a business combination or upon the closing of a debt or equity offering. Interest is payable monthly. At December 31, 1998, the principal balance outstanding under the loan Tangram borrowed $3,576,000. During 1998, Tangram paid interest costs totaling $360,000.

Tangram has non-recourse, non-interest bearing loans outstanding to each of Mr. Jesse, Mr. Kuekes and Ms. Dunn, for a total amount of $1,284,000. The loans are secured by pledges of common stock of Tangram owned by the officers. The loans mature over the next two years or upon termination of employment, whichever occurs first. In 1998, the principal amount of the loans outstanding for Mr. Jesse was $787,500, for Mr. Kuekes was $250,000 and for Ms. Dunn was $246,500.

Tangram pays Safeguard an administrative support services fee equal to 1/4 of 1% of net sales, up to a maximum of $200,000 annually, including reimbursement of certain out-of-pocket expenses incurred by Safeguard. The administrative support

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


services include consultation regarding Tangram's general management, investor relations, financial management, certain legal services, insurance programs administration, and tax research and planning, but does not cover extraordinary services or services that are contracted out. The agreement is subject to termination by Tangram or Safeguard upon notice 90 days' prior to the end of any fiscal year. Tangram paid $267,000 during 1998, of which $220,000 was for routine administrative services and $67,000 was for extraordinary services and services contracted out. Safeguard overbilled Tangram $20,000 in 1998 which amount was refunded in January 1999.

Independent Public Accountants Ernst & Young LLP served as our independent public accountants in 1998. The audit committee is presently reviewing the performance of the independent certified public accountants and has not selected a public accountant for the fiscal year 1999. A representative of Ernst & Young is expected to be present at the annual meeting to make a statement and to answer appropriate questions from shareholders.


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

                                     [LOOG]

                        11000 Regency Parkway, Suite 401

                           Cary, North Carolina 27511

                                 (919) 653-6000
                         Toll-Free Number (800) 4TANGRAM

 For more information about Tangram, please visit our website at www.tangram.com

--------------------------------------------------------------------------------
                Directions to Tangram Enterprise Solutions, Inc.
--------------------------------------------------------------------------------
From Virginia and points North on I-85

From I-85 take exit 218 onto US 1 South. As you approach Raleigh, US 1 merges with the I-440 beltline around Raleigh--take the entrance ramp onto the I-440 "outer" beltline and follow it and US 1 around Raleigh until I-440 and US 1 separate. Follow US 1 South past the Cary Parkway and take exit 98A onto Tryon Road. Take the first right onto Regency Parkway. When the road forks, keep right and continue to 11000 Regency Parkway, West wing, 4th floor.
--------------------------------------------------------------------------------
From Virginia and points North on I-95

From I-95 take exit 138 onto US 64 West. As you approach Raleigh, US 64 merges with the I-440 beltline around Raleigh--take the entrance ramp onto the I-440 "inner" beltline and follow it and US 64 around Raleigh to exit 293A, exit 293A onto US 1 South. Follow US 1 South past the Cary Parkway and take exit 98A onto Tryon Road. Take the first right onto Regency Parkway. When the road forks, keep right and continue to 11000 Regency Parkway, West wing, 4th floor.

(Note: an alternate "all interstate" route is to continue South on I-95 and take exit 81 onto I-40 West toward Raleigh, NC, then use the instructions for I-40 below.)
--------------------------------------------------------------------------------
From Charlotte, NC, and points South    From South Carolina and points South
on I-85                                 on I-95

Follow I-85 North and merge with I-40   From I-95 take exit 81 (near Benson, NC)
East Greensboro, NC, then use the       onto I-40 West toward Raleigh, NC, then
instructions for I-40 below.            use the instruction for I-40 below.
------------------------------------------------------- ------------------------
From all points East and West on I-40

Follow I-40 to Raleigh and take exit 293A onto US 1 South. Follow US 1 South past the Cary Parkway and take exit 98A onto Tryon Road. Take the first right onto Regency Parkway. When the road forks, keep right and continue to 11000 Regency Parkway, West wing, 4th floor.
--------------------------------------------------------------------------------


[LOGO]                                                                        17

Please mark
your votes as    |X|
indicated in
this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF DIRECTORS                                  WITHHELD
   Nominees:                           FOR                FOR ALL
   W. Christopher Jesse                |_|                  |_|
   Steven F. Kuekes
   Michael Forster
   James A. Ounsworth



   John F. Owens
   Charles A. Root
   Carl G. Sempier
   Carl Wilson


TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.



Signature(s)___________________________________________________________________

Date: ____________________, 1999

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

                              FOLD AND DETACH HERE

                         Your Proxy vote is important,
                  regardless of the number of shares you own.

         Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy
           card and return it without delay in the enclosed envelope.

                                    [GRAPHIC]

PROXY


                       TANGRAM ENTERPRISE SOLUTIONS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

o appoint W. Christopher Jesse, Steven F. Kuekes and Nancy M. Dunn, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 19, 1999, and at any adjournments of that meeting,

o authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and

o revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

                              FOLD AND DETACH HERE